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                                                                 Exhibit 23.1

                                                         [T.N. SOONG LETTERHEAD]

To the Board of Directors of Advanced Semiconductor Engineering, Inc.:

As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) dated January 31, 2000 (as presented on page F2) included in or made a part of the F-1 and F-4 registration statements.

/s/ T.N. Soong

August 28, 2000